Exhibit 99.1

JCPENNEY REPORTS FIRST QUARTER RESULTS

Management Raises Sales and Earnings Guidance for Fiscal 2009

First Quarter Highlights

•	Earnings of $0.11 per share
•	Inventory positioning and better-than-expected sales provided 50 basis point lift to gross margin rate
•	SG&A expenses well managed and decreased 5% or $62 million versus last year
•	Free cash flow improved by $308 million year over year
•	Operating income before effects of non-cash pension expense decreased 13 percent

PLANO, Texas, May 15, 2009 -- J. C. Penney Company, Inc. (NYSE: JCP) reported earnings per share of $0.11 per share for the first quarter ended May 2, 2009, compared to $0.54 per share in last year’s first quarter.  Net income for this year’s first quarter was $25 million versus $120 million last year.  Earnings for the first quarter were impacted by a pre-tax negative swing in non-cash qualified pension plan expense of $114 million, or $0.32 per share after-tax, compared to last year’s first quarter.

“Our performance in the first quarter reflects the strides we made in communicating to customers the style, quality and value of our offerings.  This helped drive better-than-expected sales throughout the quarter and, along with alignment of inventory levels to current sales trends, led to improved gross margins.  Combined with our continued success in controlling expenses, we achieved flow through to bottom line results that improved steadily versus our outlook at the beginning of the quarter,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney.

“Looking to the balance of the year, we expect consumer spending and mall traffic to remain weak, which will be particularly evident against tough comparisons in the second quarter.   As these conditions persist, we will continue to deliver newness and excitement in our merchandise assortments while maintaining a vigilant focus on the areas of the business we control.”

Operating Performance

Total sales in the first quarter decreased 5.9 percent compared to last year, while comparable store sales decreased 7.5 percent.  The strongest merchandise result was in women’s apparel and, geographically, the best performance was in the southwest region of the country.  The weakest results were in fine jewelry and in the southeast region.

For the quarter, gross margin increased 50 basis points to 40.5 percent of sales.  Better alignment of inventory to sales trends resulted in more sales of merchandise at regular promotional prices and less clearance selling compared to last year’s first quarter.  SG&A expenses were also well managed in the quarter and decreased $62 million compared to last year’s first quarter, but increased 40 basis points to 32.3 percent of sales due to lower sales volume.  Total qualified pension plan expense was $81 million compared to a credit of $33 million in last year’s first quarter.  As a percent of sales, total operating expenses were 37.8 percent in the first quarter.

Operating income for the first quarter declined 57.3 percent to $106 million or 2.7 percent of sales.  Excluding the impact of the non-cash qualified pension plan expense on income from both the current and last year’s first quarter, operating income decreased 13 percent.  A reconciliation of non-GAAP operating income excluding qualified pension expense is included in this release.

Interest expense for the quarter was $63 million, and the effective tax rate was 41.9 percent reflecting the impact of certain state deferred tax items.

Financial Condition

The cash and cash equivalents balance as of the end of the first quarter of 2009 was $2.1 billion, an increase of about $100 million over the same period last year, and free cash flow year over year for the quarter improved $308 million.  Free cash flow, a non-GAAP measure, is defined as net cash provided by operating activities of continuing operations less capital expenditures and dividends paid, plus proceeds from sales of assets.  A reconciliation of free cash flow for the first quarter to the most directly comparable GAAP measure for the same period is included in this release.  Liquidity was further enhanced in the quarter through the renewal of the $750 million bank line of credit.

2009 Second Quarter and Full Year Guidance

Management’s 2009 second quarter guidance is as follows:
•	Total sales: decrease 7 to 10 percent.
•	Comparable store sales: decrease 9 to 12 percent.
•	Gross margin rate: modest improvement versus last year.
•	SG&A expenses: approximately flat to last year.
•	Depreciation and amortization: approximately $120 million.
•	Pre-opening expenses: approximately $12 million.
•	Operating income: expected to decline versus last year as a result of lower sales volume and higher non-cash pension expense.
•	Interest expense: approximately $66 million.
•	Income tax rate: approximately 37 percent.
•	Average shares for EPS calculation: approximately 222 million average basic shares of common stock.
•	Earnings per share: loss in the range of $0.15 to $0.25 per share.

The Company continues to anticipate a challenging consumer environment over the remainder of 2009, and has not changed its operating performance outlook for the remaining three quarters of the year.   However, incorporating the above-plan operating performance during the first quarter, management now expects full year comparable store sales to decrease approximately 9 percent and full year earnings to be in a range of $0.50 to $0.65 per share.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, May 15, 2009, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 and reference the JCPenney Quarterly Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and conference ID number 322673.  The live webcast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.InvestorCalendar.com and www.streetevents.com (for members).  Replays of the webcast will be available for up to 90 days after the event.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,101 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

 ###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited) (Amounts in millions except per share data)

	13 weeks ended
	May 2,	May 3,	% Inc.
	2009	2008	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 3,884	$ 4,127	(5.9)%
Gross margin	1,574	1,650	(4.6)%
Operating expenses:
Selling, general and administrative (SG&A)	1,255	1,317	(4.7)%
Qualified pension plan expense/(income)	81	(33)	100+%
Supplemental pension plans expense	9	11	(18.2)%
Total pension expense/(income)	90	(22)	100+%
Depreciation and amortization	120	110	9.1%
Pre-opening	9	6	50.0%
Real estate and other (income)	(6)	(9)	(33.3)%
Total operating expenses	1,468	1,402	4.7%
Operating income	106	248	(57.3)%
Net interest expense	63	53	18.9%

Income before income taxes	43	195	(77.9)%
Income tax expense	18	75	(76.0)%
Net income	$ 25	$ 120	(79.2)%

Earnings per share - diluted	$ 0.11	$ 0.54	(79.6)%

FINANCIAL DATA:
Comparable store sales (decrease)	(7.5)%	(7.4)%

Ratios as a % of sales:
Gross margin	40.5%	40.0%
SG&A expenses	32.3%	31.9%
Total operating expenses	37.8%	34.0%
Operating income	2.7%	6.0%
Effective income tax rate	41.9%	38.5%

COMMON SHARES DATA:
Outstanding shares at end of period	222.4	222.0
Average shares outstanding (basic shares)	222.3	221.8
Average shares used for diluted EPS	222.7	223.0

J. C. PENNEY COMPANY, INC.
SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited) (Amounts in millions)

	May 2,	May 3,
SUMMARY BALANCE SHEETS:	2009	2008
Cash and cash equivalents	$ 2,138	$ 2,044
Merchandise inventory (net of LIFO reserves of $2 and $1)	3,237	3,694
Income taxes receivable	320	290
Prepaid expenses and other	234	237
Property and equipment, net	5,335	5,042
Prepaid pension	-	1,548
Other assets	481	593
Total assets	$ 11,745	$ 13,448

Trade payables	$ 1,102	$ 1,307
Accrued expenses and other	1,340	1,350
Current maturities of long-term debt	506	202
Long-term debt	2,999	3,505
Long-term deferred taxes	582	1,289
Other liabilities	1,062	702
Total liabilities	7,591	8,355
Stockholders' equity	4,154	5,093
Total liabilities and stockholders' equity	$ 11,745	$ 13,448

	13 weeks ended
	May 2,	May 3,
SUMMARY STATEMENTS OF CASH FLOWS:	2009	2008
Net cash provided by/(used in):
Total operating activities	$ 66	$ (131)
Investing activities:
Capital expenditures	(156)	(269)
Total investing activities	(156)	(269)
Financing activities:
Change in debt	-	(1)
Financing costs	(30)	-
Change in stock	(2)	-
Dividends paid	(89)	(87)
Total financing activities	(121)	(88)
Cash (paid) for discontinued operations	(3)	-
Net (decrease) in cash and cash equivalents	(214)	(488)
Cash and cash equivalents at beginning of period	2,352	2,532
Cash and cash equivalents at end of period	$ 2,138	$ 2,044

2

J. C. PENNEY COMPANY, INC.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (Amounts in millions)

The following table reconciles operating income, the most directly comparable GAAP measure, to operating income excluding the impact of the qualified pension plan, a non-GAAP financial measure:

	13 weeks ended
	May 2,	May 3,	% Inc.
	2009	2008	(Dec.)
Operating income	$ 106	$ 248	(57.3)%
As a percent of sales	2.7%	6.0%
Add/(deduct): Qualified pension plan expense/(income)	81	(33)
Operating income excluding qualified pension plan (non-GAAP)	$ 187	$ 215	(13.0)%
As a percent of sales	4.8%	5.2%

The following table reconciles net cash flow from operating activites, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	13 weeks ended
	May 2,	May 3,
	2009	2008
Net cash provided by/(used in) operating activities	$ 66	$ (131)
Less:
Capital expenditures	(156)	(269)
Dividends paid	(89)	(87)
Free cash flow (non-GAAP)	$ (179)	$ (487)

3